Exhibit 8.1

Registration Statement on Form F-1 of

Oi S.A. – In Judicial Reorganization

São Paulo, [•], 2018

To:

Oi S.A. – In Judicial Reorganization

Rua Humberto de Campos 425, 8th floor

Leblon, 22430-190

Rio de Janeiro/RJ—Brazil

Ladies and Gentlemen:

We have acted as Brazilian counsel to Oi S.A. – In Judicial Reorganization, a public company organized under the laws of the Federative Republic of Brazil (“Oi”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form F-1, Registration No. 333-227176 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) The Registration Statement includes a prospectus (the “Prospectus”) to be furnished to securityholders of the Company in connection with the issuance by Oi to: (1) holders of common shares of Oi (the “Common Shares”) and holders of preferred shares of Oi (the “Preferred Shares”), in each case as owned on a record date (the “Qualifying Shareholders”), of transferable rights (the “Common Shares Rights”) entitling the Qualifying Shareholders to purchase new Common Shares (the “New Common Shares”); and (2) holders of American Depositary Shares (“ADSs”), each representing five Common Shares (the “Common ADSs”), and holders of ADSs, each representing one Preferred Share (the “Preferred ADSs”), in each case as owned on a record date (the “Qualifying ADS Holders”), of transferable rights (the “Common ADS Rights”) entitling the Qualifying ADS Holders to purchase new Common ADSs (the “New Common ADSs”). The Registration Statement relates to the issuance by Oi of: (i) the Common Share Rights; (ii) the Common ADS Rights; (iii) the New Common Shares issuable upon exercise of the Common Share Rights; and (iv) the New Common ADSs issuable upon exercise of the Common ADS Rights. The Common Share Rights, the Common ADS Rights, the New Common Shares and the New Common ADSs are collectively referred to herein as the “Securities.”

We hereby confirm that the discussion set forth in the Registration Statement under the caption “Taxation —Certain Brazilian Tax Considerations,” with respect to Brazilian tax matters and subject to the conditions and limitations described therein, fairly summarizes the Brazilian tax impacts provided by Brazilian law in force on the date of this letter to the acquisition, ownership and disposition of the Securities by “Non-Brazilian Holders” (as such term is defined in such discussion in the Registration Statement).

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

Barbosa Müssnich Aragão